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                                                                   Exhibit 10.39

                            Resignation and Release

         This Agreement is entered into on December 20, 1996, between Richard
F. Cavenaugh ("Executive") and Ambassador Apartments, Inc., a Maryland corporation (the "Company").

         WHEREAS, Executive and the Company are parties to that certain Employment Agreement, dated August 23, 1994 (the "Employment Agreement"); and

         WHEREAS, Executive and the Company mutually desire to resolve all matters based upon, relating to or arising from the creation, existence or termination of the "employer/employee" relationship between them, including pursuant to the Employment Agreement.

         Accordingly, Executive and the Company mutually agree as follows:

         1. Resignation. Executive hereby confirms his resignation, effective as of the close of business on the date hereof (the "Termination Date"), of his employment with the Company and from any and all positions that he holds as an officer of the Company (including, but not limited to, the offices of President and Chief Operating Officer), as a member of the Board of Directors of the Company, as a member of any management or Board committee of the Company, as a trustee, representative, agent, signatory or other similar position in connection with or for the benefit of the Company, and as an officer, director, member of any committee, trustee, representative, agent, signatory or other similar position of any and all subsidiaries and affiliates of the Company, provided, however, in the event that Executive may not resign from such position until a successor has been appointed, Executive's resignation from any such position shall be effective on the date of such appointment. The Company hereby confirms its acceptance of such resignation, and the Company shall use its best efforts (and Executive will cooperate with the Company) to make any required appointments and to remove Executive as a trustee, agent, representative, signatory or other similar position, as quickly as possible after the Termination Date.

         2.  Termination and Post-Termination Benefits.

         (a) On the Termination Date, the Company will pay Executive by check an amount equal to the sum of (i) $75,000 and (ii) all accrued and unpaid salary at his current annual rate through the Termination Date, subject to customary withholding for applicable federal, state and local taxes.

         (b) On January 2, 1997, not later than 2 p.m. local time, the Company will pay Executive $100,000 by wire transfer of immediately available funds to an account designated by Executive, subject to customary withholding for applicable federal, state and local taxes.

         (c) On or within the applicable period following the Termination Date, Executive shall be provided with a notice and election form for purposes of electing continuation coverage under the Company's group health plan in accordance with Section 4980B of the Internal Revenue





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Code of 1986, as amended, and Executive will be responsible for payment of the required premium on a timely basis and shall be permitted to select coverage per the Company's then existing procedures with respect to such plan; provided that 10 days prior to any cancellation of Executive's coverage, the Company shall give Executive notice of such intended cancellation and the reasons therefore, and shall for such 10 day period give Executive the right to cure such cancellation if it is for nonpayment of the required premium.

         (d) The Company will reimburse Executive for reasonable and necessary business expenses incurred by him in the course of performing his duties as an officer of the Company through the Termination Date upon receiving appropriate documentation in accordance with the Company's normal policies and subject to reasonable approval by the Chief Executive Officer of the Company.

         (e) To the extent permitted by the terms of such plan and applicable law, the Company shall contribute to Executive's account under the Company's 401(k) plan, the pro rata portion that Executive would have otherwise received but for the termination of his employment with the Company of any contribution made by the Company, in its sole and absolute discretion, pursuant to the profit sharing features of such plan in February 1997, and such amount shall vest in accordance with, and for all purposes other than the contribution set forth in this Section 2(e), be subject to the terms of such plan taking into account the fact that Executive's employment with the Company terminated on the date hereof.

         (f) For a period of six months after the Termination Date, the Company will forward all personal mail and items (including e-mail) received at the offices of the Company to such address as shall be designated by Executive and provided any callers with the phone number designated by Executive as a forwarding number.

         (g) The Company shall supply Executive with required tax information with respect to Ambassador Apartments, L.P., a Delaware limited partnership (the "Partnership"), at the same time such information is distributed to the other partners of the Partnership.

         (h) The Company will issue a press release concerning the termination of Executive's employment in substantially the form of the attached Exhibit A (the "Press Release") and will respond to any inquiries concerning the circumstances of the termination of Executive's employment (including reference checks from prospective employers of Executive) by referring the person making the inquiry to the Press Release and advising such person that it is the Company's policy not to comment beyond the text of Press Release and confirming dates of employment.

         4. Stock Options. Notwithstanding any provisions to the contrary contained in the Employment Agreement or the stock option agreements pursuant to which such stock options were granted, the 90,000 stock options granted to Executive in August, 1994 and the 25,000 stock options granted to Executive in January, 1996 shall be fully vested and exercisable on the Termination Date and shall be exercisable for a period of 90 days thereafter. Executive acknowledges that such stock options will not be exercisable by Executive after such 90 day period.



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         5.  Employment Agreement.

         (a) For all purposes of the Employment Agreement, the Employment Term shall end on the Termination Date.

         (b)  The Company waives Executive's compliance with the provisions of
Section 6(b) of the Employment Agreement, and Executive acknowledges and confirms that the other provisions of Section 6 of the Employment Agreement remain in full force and effect and are binding on Executive in accordance with their terms.

         6. Partnership Agreement Indemnification. The Company, on its own behalf and as the General Partner of the Partnership, releases Executive and LG Trust from their respective indemnification obligations pursuant to Article XII of the Amended and Restated Agreement of Limited Partnership of the Partnership, other than in connection with fraud or a criminal act by such person. The Company shall indemnify and hold harmless, Executive and LG Trust from and against all claims, obligations, demands, damages, costs, liabilities, losses, fees and expenses that Executive or LG Trust may suffer resulting from, arising out of, relating to, in the nature of or caused by any failure of Executive or LG Trust to be released from the indemnification obligations as set forth in the prior sentence.

         7. Indemnity by the Company. The Company shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, Executive, his heirs, successors and assigns, LG Trust and the Cavenaugh Family Trust against any judgments, penalties, fines, settlements and reasonable expenses and any other liabilities arising in connection with any action, suit, or proceeding (whether civil, criminal, administrative or investigative) in which such person is or was made a party to, or is threatened to be made a party to, or is or was involved in because of any action alleged to have been taken or omitted in by Executive in his capacity as a director or officer or agent of the Company or any of its affiliates or subsidiaries (for whatever reason, including without limitation, insurance claims, litigation, casualty losses, director's and officer's liability, or securities laws), and the Company shall pay or reimburse all reasonable expenses incurred by such person in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which such person is a party because of any action alleged to have been taken or omitted by Executive in his capacity as a director or officer or agent of the Company or any of its affiliates or subsidiaries (for whatever reason, including without limitation, insurance claims, litigation, casualty losses, director's and officer's liability, or securities laws), in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time, in each case, other than in connection with fraud or a criminal act by Executive. In addition, the Company irrevocably and unconditionally releases and discharges Executive, his heirs, successors and assigns, LG Trust and the Cavenaugh Family Trust (separately and collectively "Executive Released Parties"), jointly and individually, from any and all claims, obligations, demands, damages, and causes of action of any nature or kind whatsoever, known or unknown, which the Company, its affiliates, related companies or entities, successors and assigns have or may have against the Executive Released Parties based upon, relating to, or arising from the any action taken by Executive by and within the scope of his authority as a officer, director, employee or other agent of the Company or any of its subsidiaries or affiliates during the period of his employment with the





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Company (other than in connection with fraud or a criminal act by Executive).
It being understood that the foregoing release will not release Executive, his heirs, successors and assigns, LG Trust and the Cavenaugh Family Trust from any current or future obligation under the terms of any written agreement that survives the execution of this Agreement to which such person is bound or has enter other than by and within the scope of Executive's authority as an officer, director, employee or other agent of the Company.

         8. Sales of Securities. Other than the exercise of the stock options described in Section 4, Executive will not, for a period of two full business days after the publication of the Press Release, purchase or sell, or contract to purchase or sell, directly or indirectly, any shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") or any right to acquire or dispose of Common Stock.

         9. Release by Executive. As consideration for the Company's agreements contained herein, Executive irrevocably and unconditionally releases and discharges the Company, its officers, directors, shareholders, agents, employees, affiliates, related companies or entities, successors and assigns (separately and collectively "Company Released Parties"), jointly and individually, from any and all claims, obligations, demands, damages, and causes of action of any nature or kind whatsoever, known or unknown, which Executive, his heirs, successors or assigns have or may have against the Company Released Parties based upon, relating to, or arising from the creation, existence or termination of the "employer/employee" relationship, including but not limited to claims under the Employment Agreement, or claims of discrimination under any federal state or local law, rule or regulation, whether those claims are past or present, whether they arise from equity, common law, or statute, whether they arise from labor laws or discrimination laws, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, or any other law, rule or regulation. This release is for any relief, no matter how called, including but not limited to wages, backpay, frontpay, compensatory damages, punitive damages or damages for pain or suffering, or attorney fees. Further, Executive agrees he will not be entitled to any benefit from any claim or proceeding filed by him or on his behalf with any agency or court which is within the scope of this Agreement.
It being understood that the foregoing release will not release Company, its affiliates, related companies or entities, successors and assigns from any current or future obligation under the terms of any written agreement that survives the execution of this Agreement to which such person is bound or has enter other than the Employment Agreement.

         10. Settlement of Claims. The Company and Executive agree that the execution of this Agreement is in compromise and final settlement among the parties of all matters, constitutes full satisfaction of all claims made or which could be made based upon, relating to or arising from the creation, existence or termination of the "employer/employee" relationship, and does not in any way admit liability or wrongdoing by any party.

         11.  Understanding of Agreement.   Executive acknowledges that he has
carefully read and fully understands this Agreement, including the release included herein, that he has had the opportunity to have an attorney explain to him the terms of the foregoing, and that he knows and understands the contents of the foregoing, that he executes this Agreement knowingly and voluntarily as his own free act and deed and that this Agreement was freely negotiated and entered into without fraud, duress or coercion and with full knowledge of its significance, effects and consequences.





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         12.  Entire Agreement.  This Agreement (including the documents referenced herein) is the complete agreement between the parties, and there are no written or oral understandings, promises or agreements directly or indirectly related to this Agreement that are not incorporated herein in full.

         13. Interpretation. Section headings used in this Agreement are for ease of reference only and are not intended as substantive terms hereof. This Agreement shall be governed by and interpreted under the laws of the State of Illinois without giving effect to the conflict of laws provisions thereof.

         In witness whereof, the parties have executed and delivered this Agreement on and as of the date first written above.



                                      /s/ Richard F. Cavenaugh
                                      ---------------------------
                                      Richard F. Cavenaugh


                                      AMBASSADOR APARTMENTS, INC.


                                      By:    /s/ David M. Glickman
                                             -------------------------
                                             David M. Glickman
                                             Chairman of the Board and
                                             Chief Executive Officer





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